Exhibit 99.1

Press Release

       Amazon Biotech, Inc. Announces the Appointment of Simcha Edell, MBA
                    as the Company's Chief Financial Officer

Thursday July 7, 1:11 pm ET

NEW YORK, July 7 /PRNewswire-FirstCall/ -- Amazon Biotech, Inc. (OTC Bulletin
Board: AMZB - News), a pharmaceutical company developing and producing a potential immunomodulator drug, developed for use in the treatment of the HIV virus, today announced that it has appointed Simcha Edell, MBA as the company's Chief Financial Officer.

Simcha Edell earned his Bachelors of Commerce at the University of Toronto, and his MBA from York University. He was head of finance and business development at SightLine Technologies Inc., a hi-tech firm developing medical devices. During his tenure, he assisted the company in its fundraising efforts, and brought products to market. He was instrumental in gaining the interest of multinational firms in the company's projects, and was successful in engaging a large U.S. firm (Boston Scientific Corp.) as a strategic partner. Mr. Edell has also worked as a business consultant in various fields, including healthcare.

Dr. Mechael Kanovsky, President of Amazon Biotech, Inc. said "With his vast experience in business development and financing, I am confident that Mr. Edell will help the Company raise capital and develop strategies to maximize the company's potential and revenues".

About Amazon Biotech, Inc.

Amazon Biotech, Inc. is a natural plant pharmaceutical company, primarily developing immune modulator drugs. AMZ 0026 is the company's first such drug, to be used for the treatment of HIV/AIDS. The company intends to initiate Phase I/II clinical studies of AMZ 0026 shortly, with an eventual goal of a joint venture with a major pharmaceutical company in Phase III trials, or to seek to qualify for the FDA Fast Track program to market. Amazon Biotech specializes in natural plant pharmaceutical drugs and is focused on bringing healthier pharmaceutical drugs to market. Additional information on Amazon Biotech may be found at http://www.amazonbiotech.com.

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Forward-Looking Statements

"Safe-Harbor" Statement Under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding any potential sales of products as well as statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Amazon Biotech, to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in Amazon Biotech's reports filed with the Securities and Exchange Commission under the Exchange Act. This press release speaks as of the date first set forth above and Amazon Biotech assumes no responsibility to update the information included herein for events occurring after the date hereof.

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     Investor Relations Contact:
     Andrea Costa                     Robert Giordano
     ROI Group Associates, Inc.       ROI Group Associates, Inc.
     Phone: (212) 495-0200 x14        Phone: (212) 495-0200 x10
     Fax: (212) 495-0746              Fax: (212) 495-0746
     acosta@roiny.com                 rgiordano@roiny.com

     http://www.roiny.com